[Additional information mailed to MGE Energy shareholders on or about March 30, 2020.]

MGE Energy 2020 Annual Meeting Update

Dear Shareholder,

This is an important update regarding our Annual Meeting on May 19, 2020, at 11 a.m. Central Time.

Since the printing of your proxy materials, we have modified the format of our Annual Meeting from an in-person meeting to a virtual meeting.

Based on restrictions and guidance from federal, state, and local public health agencies concerning the COVID-19 coronavirus, MGE Energy has made this modification in the interest of the safety of our shareholders, employees and broader community.

Please use your control number included in your proxy materials to attend the meeting either online or by phone.

How to Participate Online or by Phone

Join us online:

On May 19, 2020, shareholders will be able to join a live webcast of the Annual Meeting, vote their shares and submit questions by visiting **virtualshareholdermeeting.com/mgee2020.**

Shareholders will be able to join the Annual Meeting at 10:45 a.m. CST by entering their 16-digit control number found in their proxy materials. To access the proxy materials, please visit **proxyvote.com/MGEE.**

Shareholders in need of need technical support on May 19, 2020, should call 1-800-586-1548 (U.S.) or 303-562-9288 (international).

Join us by phone:

A dial-in option also will be available. Shareholders will be able to join the Annual Meeting at 10:45 a.m. CST by dialing **1-877-328-2502** and entering their 16-digit control number included in their proxy materials.

Please note: Shareholders who join the meeting by phone will be unable to vote their shares by phone during the Annual Meeting. It is recommended that shareholders who plan to attend the meeting by phone vote their shares prior to the meeting.

To those shareholders who typically attend our in-person Annual Meeting in Middleton, Wis., we look forward to having you join us at this year's virtual meeting.

Thank you for your investment in MGE Energy.

The MGEE Board of Directors



VOTE your shares TODAY!

Your proxy vote is important.

Vote online, by phone or by mail using the enclosed voting form.

MGE ENERGY

Visit proxyvote.com to learn more.